Exhibit 10.80
FUELCELL ENERGY, INC.
3 Great Pasture Road
Danbury, Connecticut
February 8, 2011
Joseph G. Mahler
Dear Joe,
FuelCell Energy, Inc. (the “Company”) values and appreciates the contributions you have made and continue to make to the progress and success of the Company.
Accordingly, the Compensation Committee of the Board of Directors of the Company has determined that all outstanding stock options and restricted stock awards that have been granted to you as of the date hereof shall accelerate and immediately vest upon a Change of Control (as defined below). In addition, all future stock options and restricted stock awards granted to you by the Company shall also accelerate and immediately vest upon a Change of Control.
For purposes of this agreement, a “Change of Control” shall be deemed to have occurred if the transaction is of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on January 1, 2003, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if: (i) a third Person, including a “group” as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of the Company, becomes the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; (ii) during any period of twenty-four (24) consecutive months individuals who, at the beginning of such consecutive twenty-four (24) month period, constitute the Board of Directors of the Company (the “Board”) cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the Company shall cease to be a publicly owned company having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National or Small Cap Market System, except where the delisting is related to a private purchase of the Company’s stock by a group consisting of the Company’s current officers.
For these purposes, a “Change of Control” also shall not be deemed to have occurred where, with respect to any transaction otherwise constituting a “Change of Control,” you are reasonably expected to maintain your existing position as Executive Vice-President and CFO with the Company.
For these purposes, Incumbent Board means the Board as in existence twenty-four (24) months prior to the date the action is being considered. Notwithstanding the foregoing, if the Incumbent Board specifically determines that any transaction does not constitute a Change of Control for purposes of this Agreement, such determination shall be conclusive and binding.
Please sign below on the enclosed copy of this letter, whereupon it will be a binding agreement between us.

Very truly yours,

/s/ Darrell Bradford Darrell Bradford
VP Human Resources

AGREED AND ACCEPTED:

/s/ Joseph G. Mahler Joseph G. Mahler